Exhibit 99.1

News Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Contact:

Dale Messick

Luna Innovations Incorporated

Phone: 1.540.769.8400

Email: IR@lunainc.com

Luna and API Agree to Merge

Merger of Luna Innovations Incorporated and Advanced Photonix, Inc.

will result in stronger market and financial positions

ROANOKE, VA, (February 2, 2015) – Luna Innovations Incorporated (NASDAQ: LUNA), which develops and manufactures fiber optic sensing and test & measurement products for the telecommunications, aerospace, automotive, energy, and defense markets and Advanced Photonix, Inc. (NYSE MKT: API), a leading supplier of optoelectronic sensors, devices, and instrumentation for the telecommunications, defense, medical, and industrial markets today announced their agreement to merge.

The combined company, which will keep the Luna name and be headquartered in Roanoke, Va., will provide greater capability across a broader market base, with a strong balance sheet and potential operating synergies. The merged company will have pro forma combined revenue for the 12 months ended September 30, 2014 of approximately $49.9 million, compared to Luna’s historical revenues of $20.0 million for the 12 months ended September 30, 2014. Combined with the cost savings from only a single public company infrastructure, Luna will thus be fundamentally better positioned for improved profitability. The combined company will have significant intellectual property protection for the many technologies in its combined product portfolio, with over 200 patents and patent applications.

The combined company will have a strong foundation from Luna’s core test & measurement products and API’s High Speed Optical Receiver (HSOR) and Optosolutions product lines, enabling continued investment in the growth of areas such as Luna’s strain & temperature sensing business and API’s next generation of receivers and detectors.

Additionally, the combined company plans to continue developing a pipeline of technologies for future commercialization in Luna’s Technology Development Division and API’s Terahertz operations.

“This merger will enable us to provide even greater capability across a broadened market base, providing improved opportunity for growth,” said Luna President and CEO My Chung. “Joining forces with a company like API will help us accelerate our path to profitability.”

“We look forward to working with Luna to create a dynamic company with greater potential,” said Donald Pastor, Chairman of the Board for API. “We are very proud of the technology, products and markets that we’ve developed at API, and are excited at the prospect of what we may be able to do together with the talented team at Luna.”

Richard Kurtz, CEO of API, added, “The merger of our two companies provides significant opportunity for growth. The combined product lines will strengthen the merged company’s position in the marketplace by offering more for each customer.”

“We’re creating a significantly stronger company by combining Luna’s proven technology with API’s components and subsystems,” stated Richard Roedel, Luna’s Chairman of the Board.

At the closing of the merger, API stockholders will receive shares of Luna common stock at a ratio of 0.31782 shares of Luna common stock for each share of API common stock owned by them. Luna will be filing a Registration Statement on Form S-4, containing a joint proxy statement/prospectus, with the SEC. Following the effectiveness of the registration statement and after mailing the joint proxy statement/prospectus to current stockholders, API and Luna will each hold stockholder meetings for approval of the merger and related matters.

My E. Chung will continue as CEO of the combined company and a member of the board of directors. The board of directors will be expanded to seven seats and will be composed of three directors designated by Luna’s board of directors, who will include Richard W. Roedel as chairman, John B. Williamson III and Michael W. Wise, and three directors designated by API’s board of directors, who will include Donald Pastor, Gary J. Spiegel and Ed J. Coringrato Jr.

My Chung and Dale Messick, Luna’s Chief Financial Officer, along with Rick Kurtz, API’s CEO and Rob Risser, API’s COO will host a conference call with investors on Tuesday, February 3, 2015 at 9:00 a.m. (EST) to discuss the transaction. The conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 877.546.5020 and the international dial-in number is 857.244.7552. The participant access code is 13673034. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on Luna’s and API’s respective websites under “Webcasts and Presentations” for 30 days following the conference call.

About Luna

Luna Innovations Incorporated (www.lunainc.com) is a public company composed of scientists, engineers, and business professionals developing and manufacturing a new generation of technologies and products. It has been successful in taking innovative technologies from applied research to product development and ultimately to the commercial market, driving breakthroughs in fields such as aerospace, automotive, telecommunications, healthcare, energy, and defense.

About API

Advanced Photonix, Inc.® (NYSE MKT: API) is a leading supplier of optoelectronic sensors, devices and instruments used by Test and Measurement, Process Control, Medical, Telecommunication and Homeland Security markets. API has three product lines: Optosolutions focuses on enabling manufacturers to measure physical properties, including temperature, particular counting, color, and fluorescence for Medical, Homeland Security and Process Control applications. The Terahertz sensor product line is targeted to the Process Control, to enable quality control, and Security markets through nondestructive testing. The T-Gauge® sensor can measure subsurface physical properties, like multi-layers thicknesses, density, moisture content, anomaly detection and some chemical features, online and in real time. High-Speed Optical Receiver (HSOR) products are used by the telecommunication market in both telecommunication equipment and in test and measurement equipment utilized in the manufacturing of telecommunication equipment. For more information visit www.advancedphotonix.com.

Forward Looking Statements

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. These statements include our expectations regarding the completion of the merger, the prospects of the combined company and the companies’ future growth, as well as the potential synergies from the proposed merger and the future profitability of the combined company. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the companies may differ materially from the future results, performance and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, but are not limited to: the approval of the merger and related matters by the companies’ respective stockholders and satisfaction of other closing conditions of the merger; the uniqueness and advantages of Luna’s or API’s technology and intellectual property; potential costs savings and synergies from the merger; potential for greater profitability; potential for future commercialization of their technologies; the competitive advantage afforded by Luna’s or API’s technology; the potential efficacy of Luna’s or API’s technology; and growth potential of certain markets. Statements that describe the companies’ business strategies, goals, prospects, opportunities, outlook, plans or intentions are also forward-looking statements. Uncertainties regarding technical and scientific difficulties, issues that might arise in any particular business relationship and other risks and uncertainties are set forth in the companies’ periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, and at the companies’ websites at http://www.lunainc.com and http://www.advancedphotonix.com. The statements made in this release are based on information available to the companies as of the date of this release and Luna and API undertake no obligation to update any of the forward-looking statements after the date of this release.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Will Be Filed with the SEC

Luna will file with the SEC a registration statement on Form S-4 that will include the joint proxy statement of Luna and API that also constitutes a prospectus of Luna. Luna and API plan to mail the joint proxy statement/prospectus to their respective stockholders in connection with the transaction.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LUNA, API, THE TRANSACTION AND RELATED MATTERS.

Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Luna and API through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed by Luna with the SEC by contacting Luna at One Riverside Circle, Suite 400, Roanoke, Virginia 24016, Attention: Investor Relations or by calling 540-769-8400, and will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed by API by contacting API at 2925 Boardwalk Drive, Ann Arbor, Michigan 48104, Attention: Investor Relations or by calling 734-864-5699.

Participants In the Solicitation

Luna and API and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Luna and API in respect of the transaction described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Luna and API in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Information regarding Luna’s directors and executive officers is contained in Luna’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on April 10, 2014 and its proxy statement on Schedule 14A, filed with the SEC on April 15, 2014, which are filed with the SEC. Information regarding API’s directors and executive officers is contained in API’s Annual Report on Form 10-K for the year ended March 31, 2014 and its proxy statement on Schedule 14A, filed with the SEC on July 11, 2014.

###